Exhibit 99.1

Hecla Reports Record Sales of $501 Million for 2014

2014 silver and gold production of 11.1 million ounces and 186,997 ounces, 24% and 56% increases over 2013

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--February 18, 2015--Hecla Mining Company (NYSE:HL) today announced 2014 sales of $500.8 million and gross profit of $85.2 million, with net income applicable to common stockholders of $17.3 million, or $0.05 per basic share, and an adjusted net income applicable to common stockholders of $5.6 million, or $0.02 per basic share.1

FULL YEAR 2014 HIGHLIGHTS - comparison to 2013

  Record sales of $500.8 million, a 31% increase.2
  Silver equivalent production of 34.5 million ounces, the highest in the company’s history.3
  A 24% increase in silver production with a 30% decrease in per ounce cash costs, after by-product credits.
  A 56% increase in gold production with 128,244 ounces produced at Casa Berardi at an average cash cost, after by-product credits, per gold ounce of $826, a 13% reduction.4
  Adjusted EBITDA of $174.4 million, a 29% increase.5
  Operating cash flow of $83.1 million, which includes the final $55.4 million payment to satisfy the Coeur d’Alene Basin litigation settlement, a 212% increase, and the third highest level in the company’s history.
  Highest year-end proven and probable silver reserve levels in the company’s history for the 9th consecutive year.
  Cash and cash equivalents of $209.7 million at December 31, 2014.

“In 2014 Hecla produced the equivalent of 34 million ounces of silver and over $500 million in revenues, both company records,” said Phillips S. Baker Jr., Hecla’s President and CEO. “With the increased production and lower per ounce costs for both gold and silver, Hecla was able to end the year with roughly the same amount of cash we started with, while continuing to invest in capital projects designed to extend mine life and increase production. While spending less on exploration than in 2013, we still maintained reserves, despite using lower price assumptions, after record production, and continued to grow our resource base.”

“In 2015 we expect to once again have our capital and exploration expenditures fully funded by adjusted EBITDA even as we continue the capital expenditures designed to drive returns, growth and mine life,” Mr. Baker added.

(1)	Adjusted net income applicable to common stockholders represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of net income (loss) applicable to common stockholders (GAAP) to adjusted net income (loss) can be found at the end of the release.
(2)	Increase in sales and production was principally due to owning Casa Berardi for the entire year versus only seven months in 2013 and Lucky Friday reaching full production in September 2013.
(3)	2014 silver equivalent calculation is based on the following prices: $19.08/oz for silver, $1,266/oz for gold, $0.95/lb for lead, and $0.98/lb for zinc.
(4)	Cash cost, after by-product credits, per silver and gold ounce represent a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.
(5)	Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (GAAP) can be found at the end of this release.

SILVER AND GOLD RESERVE GROWTH

Proven and probable silver reserves of 173 million ounces increased by 1.9% over December 31, 2013 levels. Proven and probable gold reserves of 2.1 million ounces decreased by 1.5% over December 31, 2013 levels. Please refer to the reserves and resources table at the end of this press release, or to the press release entitled “Hecla Reports Record Silver Reserves,” issued on February 12, 2015 for further information on the new reserve and resource levels as well as a detailed summary of the Company’s exploration programs.

FINANCIAL OVERVIEW

	Fourth Quarter Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
HIGHLIGHTS	2014	2013	2014	2013
FINANCIAL DATA (000s)
Sales	$121,985	$114,180	$500,781	$382,589
Gross profit	$22,207	$14,731	$85,201	$66,146
Income (loss) applicable to common stockholders	$16,767	$(3,046)	$17,272	$(25,682)
Basic and diluted income (loss) per common share	$0.05	$(0.01)	$0.05	$(0.08)
Net income (loss)	$16,905	$(2,908)	$17,824	$(25,130)
Cash provided by operating activities	$24,356	$21,564	$83,124	$26,644
Capital expenditures (excluding capitalized interest)	$37,732	$43,639	$131,607	$154,446
Cash and cash equivalents as of year end	—	—	$209,665	$212,175

Net income applicable to common stockholders for the fourth quarter and full year 2014, respectively, was $16.8 million and $17.3 million, or $0.05 and $0.05 per basic share, compared to net losses of $3.0 million and $25.7 million, or $0.01 and $0.08 per basic share, for the fourth quarter and full year 2013, respectively. Among items impacting the results for the 2014 periods compared to 2013 were the following:

  Revenue increased by 7% for the fourth quarter and 31% for the year due to higher production from all three mines in spite of lower average silver, gold, and lead prices, partially offset by higher zinc prices in 2014.
  Exploration and pre-development expense decreased by $1.1 million for the quarter and $18.0 million for the year.
  Foreign exchange gains due to the decline in the Canadian dollar versus the USD.
  Increase in the provision for closed operations and reclamation for historic properties.
  Net mark-to-market gains on base metal forward contracts of $11.7 million and $9.1 million for the fourth quarter and full year 2014 compared to net losses of $5.5 million and net gains of $18.0 million for the same periods in 2013.
  Impairment losses of $2.4 million for 2014 for investments in exploration companies.
  Interest expense increase due to senior notes issued in April 2013 being outstanding for the full year in 2014.
  Income tax benefit of $5.2 million in 2014, in spite of reporting positive income before income taxes as a result of book-versus-tax differences for certain items in Canada and the U.S.

Operating cash flow increased 212% to $83.1 million in 2014 inclusive of the $55.4 million payment to satisfy the Coeur d’Alene Basin litigation settlement. The final settlement was almost entirely funded by proceeds received from the exercise of the remaining outstanding warrants.

Year end 2014 cash and cash equivalents of $209.7 million reduced only $2.5 million over the prior year level even with the Company undertaking the second largest capital program in its history. Hecla’s capital investments at its existing operations were $37.7 million and $131.6 million for the fourth quarter and year ended December 31, 2014, respectively. The capital investment for the year at Lucky Friday was $52.0 million, including $35.2 million for the #4 Shaft Project. At Greens Creek, capital investment was $29.3 million and was focused on underground mine development, rehabilitation, definition drilling, equipment rebuilds and replacement, concentrator upgrades, and surface infrastructure improvements. At Casa Berardi, capital investment was $50.4 million and was focused on mine development and completion of the shaft deepening project.

Metals Prices

Average realized silver prices in the fourth quarter and full year 2014 were $16.00 and $18.46 per ounce, 21% and 13% lower than the prior periods, respectively. Realized prices for gold for the 2014 periods were $1,195 and $1,262 per ounce, 6% and 4% lower than the prior periods. Realized prices for lead were lower for the 2014 periods than in 2013, while realized prices for zinc were higher.

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$16.47	$20.76	$19.08	$23.83
	Realized price per ounce	$16.00	$20.13	$18.46	$21.28
Gold -	London PM Fix ($/oz)	$1,200	$1,272	$1,266	$1,411
	Realized price per ounce	$1,195	$1,267	$1,262	$1,317
Lead -	LME Cash ($/pound)	$0.91	$0.96	$0.95	$0.97
	Realized price per pound	$0.93	$1.01	$0.98	$1.00
Zinc -	LME Cash ($/pound)	$1.01	$0.87	$0.98	$0.87
	Realized price per pound	$1.03	$0.88	$0.99	$0.88

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at December 31, 2014:

	Pounds Under Contract
	(in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
CONTRACTS ON PROVISIONAL SALES
2015 settlements	19,456	8,378	$1.01	$0.87

CONTRACTS ON FORECASTED SALES
2015 settlements	46,738	29,652	$0.96	$1.07
2016 settlements	44,699	34,337	$0.99	$1.03
2017 settlements	1,984	—	$1.04	N/A

The contracts represent 31% of the forecasted payable zinc production for the three-year period 2015-2017 at an average price of $0.98 per pound and 28% of the forecasted payable lead production for the three-year period 2015-2017 at an average price of $1.05 per pound.

OPERATIONS OVERVIEW

Overview

  Greens Creek production of 2.5 million and 7.8 million ounces of silver in the fourth quarter and full year 2014 increased 34% and 5% over the same periods of 2013, as the mine performed at the high end of its expected production range.
  Lucky Friday silver production of 745,766 and 3,239,151 ounces for the fourth quarter and full year 2014 increased 16% and 122% over the same periods of 2013, as the mine benefited from 12 months of full production.
  Casa Berardi gold production of 39,385 and 128,244 ounces for the fourth quarter and full year 2014 represents 22% and 105% increases over production achieved under Hecla’s ownership in the 2013 periods as Hecla benefited from a full year of ownership of the mine.

The following table provides the production and cash cost, after by-product credits, per silver and gold ounce summary for the fourth quarter and twelve months ended December 31, 2014 and 2013:

	Fourth Quarter and Year Ended						Fourth Quarter and Year Ended
	December 31, 2014						December 31, 2013
	Production (ounces)		Increase over 2013		Cash costs, after by-product credits, per silver or gold ounce[1,2]		Production (ounces)		Cash costs, after by-product credits, per silver or gold ounce[1,2]
	Q4	Year	Q4	Year	Q4	Year	Q4	Year	Q4	Year
Silver	3,213,096	11,090,506	29%	24%	$4.58	$4.81	2,488,722	8,919,728	$7.33	$6.84
Gold	54,674	186,997	16%	56%	$635	$826	47,108	119,989	$824	$951
Greens Creek	2,459,092	7,826,341	34%	5%	$2.74	$2.89	1,841,081	7,448,347	$5.15	$4.42
Lucky Friday	745,766	3,239,151	16%	122%	$10.65	$9.44	642,224	1,459,000	$13.59	$19.21
Casa Berardi[3]	39,385	128,244	22%	N/A	$635	$826	32,386	62,532	$824	$951

(1)	Cash cost, after by-product credits, per silver or gold ounce represent a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.
(2)	Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek is used as a by-product credit against the silver cash cost.
(3)	Casa Berardi mine was acquired on June 1, 2013.

The following table provides the production summary on a consolidated basis for the fourth quarter and twelve months ended December 31, 2014 and 2013:

		Fourth Quarter Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2014	2013	2014	2013
PRODUCTION SUMMARY
Silver -	Ounces produced	3,213,096	2,488,722	11,090,506	8,919,728
	Payable ounces sold	2,531,083	2,088,650	9,499,221	8,019,299
Gold -	Ounces produced	54,674	47,108	186,997	119,989
	Payable ounces sold	49,469	40,861	177,584	104,489
Lead -	Tons produced	9,787	9,347	40,255	30,374
	Payable tons sold	7,422	7,601	32,632	25,432
Zinc -	Tons produced	17,219	16,416	67,969	61,406
	Payable tons sold	10,996	11,117	48,648	42,509

Greens Creek Mine - Alaska

Silver production at Greens Creek in 2014 was 2.5 million ounces for the fourth quarter and 7.8 million ounces for the year. The mine demonstrated strong production throughout 2014, producing 3.5 million ounces of silver in the first half of the year and 4.3 million ounces in the second half. The silver production increased over 2013 due to higher silver ore grades, particularly during the fourth quarter of 2014. The mill operated at an average of 2,236 tons per day in 2014, which is the highest daily average since the mine began operations in 1989.

Cash cost, after by-product credits, per silver ounce at Greens Creek was $2.74 and $2.89 for the fourth quarter and full year, respectively, compared to $5.15 and $4.42 for the same periods in 2013. The decrease in cash costs, after by-product credits, per silver ounce for 2014 compared to 2013 was the result of lower milling costs and higher by-product credits and silver production. Milling costs decreased in 2014 compared to 2013 due to increased availability of less expensive hydroelectric power. The value of by-product metals produced increased as a result of higher zinc and gold production and higher zinc prices, partially offset by lower gold prices.

Lucky Friday Mine - Idaho

The Lucky Friday mine produced 745,766 ounces of silver in the fourth quarter and 3,239,151 ounces of silver for the full year 2014, compared to 642,224 ounces and 1,459,000 ounces for the same periods in 2013. The increase in annual production is due to both higher throughput and grades. The grades increased over two ounces per ton due to mine sequencing. With the mine fully operational, throughput increased 77% averaging almost 850 tons per day.

Cash cost, after by-product credits, per silver ounce at Lucky Friday was $10.65 and $9.44 in the fourth quarter and full year, respectively, compared to $13.59 and $19.21 for the same periods in 2013. The per ounce costs declined almost $10 per ounce for the year due to higher production. These 2014 per ounce costs were slightly higher in the fourth quarter compared to the third quarter due primarily to lower silver production as a result of limitations on backfill that typically occur once or twice a year.

The #4 Shaft Project is a key growth project that is currently excavated to the 7580 level, with work continuing on the station at that level. The #4 Shaft Project is more than 75% completed, and is expected to be finished in 2016, allowing access to higher-grade zones beginning in 2018 once the associated development is concluded. The #4 Shaft Project is expected to cost approximately $215 million, with about $50 million left to be spent over the next two years.

Casa Berardi Gold Mine - Quebec

The Casa Berardi mine, acquired from Aurizon Mines Ltd. on June 1, 2013, produced 39,385 ounces of gold in the fourth quarter and 128,244 ounces for the full year 2014, compared to 32,386 and 62,532 for the same 2013 periods. The increased gold production during the periods was due in part to higher grades and higher recoveries as well as operating the mine for the full year in 2014. The mill throughput rate averaged 2,421 tons per day in the fourth quarter.

Cash cost, after by-product credits, per gold ounce was $635, for the fourth quarter and $826 for 2014, a 23% and 13% decrease from 2013 periods. The lower costs during the year were due in part to higher production as well as changes in the CAD/USD exchange rate.

The West Mine shaft deepening project, which included construction of loading pockets and other related infrastructure, was completed in the fourth quarter of 2014, and is expected to improve mine operations by providing additional access to the 118 and 123 zones for transporting ore and waste from underground. Excavation of the 985 drift (previously referred to as 1010) from the deepened shaft is expected to begin in 2015. This drift is expected to improve ventilation and material handling and also provide a platform for deeper exploration drilling.

2015 GUIDANCE

For the full year 2015, based on current metals prices, the Company expects:

			Cash cost, after by-product
	2015E1 Silver	2015E Gold	credits, per silver/gold
Mine	Production (Moz)	Production (oz)	ounce[2,3]
Greens Creek	7.3	55,000	$4.50 per silver oz
Lucky Friday	3.2		$8.75 per silver oz
Casa Berardi		130,000	$825 per gold oz
Total	10.5	185,000	$6.00 per silver oz
Silver Equivalent Production[2]	35.0

2015E capital expenditures (excluding capitalized interest)	$145 million

2015E pre-development and exploration expenditures	$18 million
(1)	2015E refers to the Company’s expectations for 2015
(2)	Metal price assumptions used for calculations: Au $1,225/oz, Ag $17.25/oz, Zn $0.90/lb, Pb $0.95/lb; USD/CAD assumed to be $0.91.
(3)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement. A reconciliation of historical cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

DIVIDEND

The Board of Directors declared a quarterly dividend of $0.0025 per share of common stock, payable on or about March 23, 2015, to shareholders of record on March 13, 2015. The Company’s realized silver price was $16.00 in the fourth quarter and therefore did not satisfy the criteria for a larger dividend under the Company’s dividend policy.

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable April 1, 2015, to shareholders of record on March 13, 2015.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held today, Wednesday, February 18, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-877-703-6103 or for international by dialing 1-857-244-7302. The participant passcode is HECLA. Hecla’s live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statement Regarding Forward-Looking Statements, Including 2015 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales, including as a result of the #4 Shaft Project; (ii) estimates of future costs including the expected cost of the #4 Shaft project and cash cost, after by-product credits per ounce of silver/gold; (iii) guidance for 2015 for silver and gold production, silver equivalent production, cash cost, after by-product credits, capital expenditures and pre-development and exploration expenditures (which assumes metal prices of gold at $1,225/oz., silver at $17.25/oz., zinc at $0.90/lb. and lead at $0.95/lb. and USD/CAD assumed to be at $0.91); (iv) expectations regarding the development, growth and exploration potential of the Company’s projects; (v) the Company’s mineral reserves and resources; (vi) expectations for 2015 capital and exploration expenses to be fully funded by adjusted EBITDA. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2014 Form 10-K, filed on February 18, 2015 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada” effective date March 31, 2014 (the “Casa Berardi Technical Report”). Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30 gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analysis. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY
Consolidated Statements of Income (Loss)
(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Sales of products	$121,985	$114,180	$500,781	$382,589
Cost of sales and other direct production costs	68,986	71,546	304,446	235,316
Depreciation, depletion and amortization	30,792	27,903	111,134	81,127
	99,778	99,449	415,580	316,443
Gross profit	22,207	14,731	85,201	66,146

Other operating expenses:
General and administrative	7,554	6,784	31,538	28,925
Exploration	4,612	4,991	17,698	23,502
Pre-development	722	1,401	1,969	14,148
Other operating expense (income)	442	(6)	2,295	1,641
Loss (gain) on disposition of property, plants, equipment and mineral interests	(25)	1	(25)	(75)
Lucky Friday suspension-related income	—	—	—	(1,401)
Aurizon acquisition costs	—	29	—	26,397
Provision for closed operations and reclamation	6,489	831	10,098	5,403
	19,794	14,031	63,573	98,540
Income (loss) from operations	2,413	700	21,628	(32,394)
Other income (expense):
Gain (loss) on derivative contracts	11,694	(5,537)	9,134	17,979
Gain on sale of investments	—	—	—	197
Unrealized loss on investments	(474)	(2,639)	(3,224)	(2,639)
Net foreign exchange gain	5,484	4,043	11,535	2,959
Interest and other income (loss)	78	(165)	286	662
Interest expense	(6,468)	(7,183)	(26,775)	(21,689)
	10,314	(11,481)	(9,044)	(2,531)
Income (loss) before income taxes	12,727	(10,781)	12,584	(34,925)
Income tax benefit (provision)	4,178	7,873	5,240	9,795
Net income (loss)	16,905	(2,908)	17,824	(25,130)
Preferred stock dividends	(138)	(138)	(552)	(552)
Income (loss) applicable to common stockholders	$16,767	$(3,046)	$17,272	$(25,682)
Basic income (loss) per common share after preferred dividends	$0.05	$(0.01)	$0.05	$(0.08)
Diluted income (loss)per common share after preferred dividends	$0.05	$(0.01)	$0.05	$(0.08)
Weighted average number of common shares outstanding basic	367,219	342,649	353,442	318,679
Weighted average number of common shares outstanding diluted	367,653	342,649	357,435	318,679

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$209,665	$212,175
Accounts receivable	34,880	38,565
Inventories	47,473	48,837
Current deferred income taxes	12,029	35,734
Other current assets	12,312	8,324
Total current assets	316,359	343,635
Non-current investments	4,920	7,019
Non-current restricted cash and investments	883	5,217
Properties, plants, equipment and mineral interests, net	1,831,564	1,791,601
Non-current deferred income taxes	98,923	78,780
Other non-current assets and deferred charges	9,415	5,867
Total assets	$2,262,064	$2,232,119

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$41,869	$51,152
Accrued payroll and related benefits	27,956	18,769
Accrued taxes	4,241	7,881
Current portion of capital leases	9,491	8,471
Current portion of accrued reclamation and closure costs	1,631	58,425
Other current liabilities	5,797	6,781
Total current liabilities	90,985	151,479
Capital leases	13,650	14,332
Accrued reclamation and closure costs	55,619	46,766
Long-term debt	498,479	490,726
Non-current deferred tax liability	153,300	164,861
Other non-current liabilities	53,057	37,536
Total liabilities	865,090	905,700

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	92,382	85,896
Capital surplus	1,486,750	1,426,845
Accumulated deficit	(141,306)	(154,982)
Accumulated other comprehensive loss	(32,031)	(26,299)
Treasury stock	(8,860)	(5,080)
Total stockholders’ equity	1,396,974	1,326,419
Total liabilities and stockholders’ equity	$2,262,064	$2,232,119
Common shares outstanding	367,377	342,663

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	December 31,	December 31,
	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$17,824	$(25,130)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	112,173	82,366
Gain on sale of investments	—	(197)
Unrealized loss on investments	3,224	2,639
Gain on disposition of properties, plants, equipment and mineral interests	(25)	(75)
Provision for reclamation and closure costs	10,215	1,788
Deferred income taxes	1,895	(5,893)
Stock compensation	4,965	4,461
Amortization of loan origination fees	2,183	1,435
Gain on derivative contracts	(6,886)	(1,338)
Foreign exchange gain	(10,482)	(928)
Reversal of purchase price allocation to product inventory	—	550
Other non-cash charges, net	(858)	86
Change in assets and liabilities:
Accounts receivable	3,091	(1,313)
Inventories	1,119	(6,507)
Other current and non-current assets	(580)	3,281
Accounts payable and accrued liabilities	(19,697)	(10,927)
Accrued payroll and related benefits	16,422	539
Accrued taxes	(3,612)	(4,775)
Accrued reclamation and closure costs and other non-current liabilities	(47,847)	(13,418)
Cash provided by operating activities	83,124	26,644

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(122,537)	(150,736)
Acquisition of Aurizon, net of cash acquired	—	(321,117)
Proceeds from sale of investments	—	1,772
Proceeds from disposition of properties, plants and equipment	428	460
Change in restricted cash and investment balances	4,334	125
Purchases of investments	(580)	(6,001)
Net cash used in investing activities	(118,355)	(475,497)

FINANCING ACTIVITIES
Proceeds from exercise of warrants	54,418	61
Borrowings on debt	—	490,000
Acquisition of treasury shares	(3,740)	(286)
Dividend paid to common stockholders	(3,547)	(5,991)
Dividends paid to preferred stockholders	(552)	(552)
Debt issuance and loan origination fees paid	(938)	(1,244)
Repayments of capital leases	(9,137)	(7,039)
Net cash provided by financing activities	36,504	474,949
Effect of exchange rates on cash	(3,783)	(4,905)
Net increase (decrease) in cash and cash equivalents	(2,510)	21,191
Cash and cash equivalents at beginning of year	212,175	190,984
Cash and cash equivalents at end of year	$209,665	$212,175

HECLA MINING COMPANY
Production Data

	Fourth Quarter Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
GREENS CREEK UNIT
Tons of ore milled	208,057	205,307	816,213	805,322
Mining cost per ton	$68.58	$69.45	$69.45	$68.43
Milling cost per ton	$30.74	$31.62	$30.56	$33.92
Ore grade milled - Silver (oz./ton)	15.37	12.52	13.24	13.04
Ore grade milled - Gold (oz./ton)	0.11	0.12	0.12	0.12
Ore grade milled - Lead (%)	3.27	3.20	3.22	3.33
Ore grade milled - Zinc (%)	8.47	8.41	8.38	8.47
Silver produced (oz.)	2,459,092	1,841,081	7,826,341	7,448,347
Gold produced (oz.)	15,289	14,722	58,753	57,457
Lead produced (tons)	5,249	4,959	20,151	20,114
Zinc produced (tons)	15,332	14,637	59,810	57,614
Cash cost, after by-product credits, per silver ounce (1)	$2.74	$5.15	$2.89	$4.42
Capital additions (in thousands)	$9,720	$11,971	$29,265	$57,119
LUCKY FRIDAY UNIT
Tons of ore processed	70,623	76,128	309,070	174,331
Mining cost per ton	$93.13	$86.76	$87.90	$100.49
Milling cost per ton	$20.78	$23.57	$21.56	$29.74
Ore grade milled - Silver (oz./ton)	11.00	9.06	11.00	8.99
Ore grade milled - Lead (%)	6.75	6.07	6.87	6.19
Ore grade milled - Zinc (%)	2.89	2.80	2.93	2.69
Silver produced (oz.)	745,766	642,224	3,239,151	1,459,000
Lead produced (tons)	4,538	4,388	20,104	10,260
Zinc produced (tons)	1,887	1,780	8,159	3,793
Cash cost, after by-product credits, per silver ounce (1)	$10.65	$13.59	$9.44	$19.21
Capital additions (in thousands)	$15,476	$13,077	$51,992	$55,902
CASA BERARDI UNIT
Tons of ore milled	222,711	184,897	827,580	387,608
Mining cost per ton	$89.54	$118.47	$103.53	$127.56
Milling cost per ton	$20.45	$22.87	$20.75	$23.02
Ore grade milled - Gold (oz./ton)	0.19	0.19	0.17	0.18
Ore grade milled - Silver (oz./ton)	0.041	0.032	0.034	0.036
Silver produced (oz.)	8,238	5,417	25,014	12,381
Gold produced (oz.)	39,385	32,386	128,244	62,532
Cash cost, after by-product credits, per gold ounce (1)	$635	$824	$826	$951
Capital additions (in thousands)	$12,536	$18,591	$50,350	$41,425

(1) Cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

HECLA MINING COMPANY
Reconciliation of Non-GAAP Measures to GAAP
(Unaudited)

This release contains references to a non-GAAP measure of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and Cash cost, after by-product credits, per ounce are measures developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to cash cost, before by-product credits and cash cost, after by-product credits per ounce of silver/gold.

As depicted in the Greens Creek Unit and the Lucky Friday Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total, Greens Creek and Lucky Friday
	Three Months Ended		Twelve Months Ended
In thousands (except per ounce amounts)	December 31,		December 31,
	2014	2013	2014	2013
By-product value, all silver properties:
Zinc	$25,063	$20,765	$95,701	$77,616
Gold	15,298	15,491	61,871	66,907
Lead	15,149	15,205	66,082	48,973
Total by-product credits	$55,510	$51,461	$223,654	$193,496

By-product credits per silver ounce, all silver properties
Zinc	$7.82	$8.36	$8.65	$8.71
Gold	4.76	6.24	5.59	7.51
Lead	4.73	6.12	5.97	5.50
Total by-product credits	$17.31	$20.72	$20.21	$21.72

By-product credits included in our presentation of cash cost, after by-product credits, per gold ounce for our Casa Berardi Unit include:

	Casa Berardi
	Three Months Ended		Twelve Months Ended
In thousands (except per ounce amounts)	December 31,		December 31,
	2014	2013	2014	2013

Silver by-product value	$134	$112	$464	$262
Silver by-product credits per gold ounce	$3.40	$3.46	$3.62	$4.19

The following table calculates cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce:

	Total, Greens Creek and Lucky Friday
	Three Months Ended		Twelve Months Ended
In thousands (except per ounce amounts)	December 31,		December 31,
	2014	2013	2014	2013
Cash cost, before by-product credits (1)	$70,189	$69,673	$276,842	$254,460
By-product credits	(55,510)	(51,461)	(223,654)	(193,496)
Cash cost, after by-product credits	14,679	18,212	53,188	60,964
Divided by silver ounces produced	3,205	2,483	11,065	8,907
Cash cost, before by-product credits, per silver ounce	$21.89	$28.05	$25.02	$28.56
By-product credits per silver ounce	$(17.31)	$(20.72)	$(20.21)	$(21.72)
Cash cost, after by-product credits, per ounce	$4.58	$7.33	$4.81	$6.84
Reconciliation to GAAP:
Cash cost, after by-product credits	$14,679	$18,212	$53,188	$60,964
Depreciation, depletion and amortization	19,230	16,468	72,936	63,098
Treatment costs	(21,293)	(20,769)	(82,639)	(76,824)
By-product credits	55,510	51,461	223,654	193,496
Change in product inventory	(5,617)	(4,085)	(1,649)	(246)
Reclamation and other costs	176	727	2,046	2,100
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$62,685	$62,014	$267,536	$242,588

	Greens Creek Unit
	Three Months Ended		Twelve Months Ended
In thousands (except per ounce amounts)	December 31,		December 31,
	2014	2013	2014	2013
Cash cost, before by-product credits (1)	$51,828	$50,906	$199,247	$203,496
By-product credits	(45,088)	(41,425)	(176,650)	(170,563)
Cash cost, after by-product credits	6,740	9,481	22,597	32,933
Divided by silver ounces produced	2,459	1,841	7,826	7,448
Cash cost, before by-product credits, per silver ounce	$21.08	$27.65	$25.46	$27.32
By-product credits per silver ounce	$(18.34)	$(22.50)	$(22.57)	$(22.90)
Cash cost, after by-product credits, per ounce	$2.74	$5.15	$2.89	$4.42
Reconciliation to GAAP:
Cash cost, after by-product credits	$6,740	$9,481	$22,597	$32,933
Depreciation, depletion and amortization	16,803	14,149	63,505	55,265
Treatment costs	(17,255)	(16,766)	(63,313)	(67,341)
By-product credits	45,088	41,425	176,650	170,563
Change in product inventory	(5,295)	(5,133)	(1,706)	159
Reclamation and other costs	169	634	1,949	1,947
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$46,250	$43,790	$199,682	$193,526

	Lucky Friday Unit (2)
	Three Months Ended		Twelve Months Ended
In thousands (except per ounce amounts)	December 31,		December 31,
	2014	2013	2014	2013
Cash cost, before by-product credits (1)	$18,361	$18,766	$77,595	$50,964
By-product credits	(10,422)	(10,036)	(47,004)	(22,933)
Cash cost, after by-product credits	7,939	8,730	30,591	28,031
Divided by silver ounces produced	746	642	3,239	1,459
Cash cost, before by-product credits, per silver ounce	$24.62	$29.22	$23.95	$34.93
By-product credits per silver ounce	$(13.97)	$(15.63)	$(14.51)	$(15.72)
Cash cost, after by-product credits, per ounce	$10.65	$13.59	$9.44	$19.21
Reconciliation to GAAP:
Cash cost, after by-product credits	$7,939	$8,730	$30,591	$28,031
Depreciation, depletion and amortization	2,427	2,319	9,431	7,833
Treatment costs	(4,038)	(4,002)	$(19,326)	(9,482)
By-product credits	10,422	10,036	47,004	22,933
Change in product inventory	(322)	1,048	$57	(405)
Reclamation and other costs	6	92	97	153
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$16,434	$18,223	$67,854	$49,063

	Casa Berardi Unit (3)
	Three Months Ended		Twelve Months Ended
In thousands (except ounce and per ounce amounts)	December 31,		December 31,
	2014	2013	2014	2013
Cash cost, before by-product credits (1)	$25,145	$26,806	$106,438	$59,717
By-product credits	(134)	(112)	(464)	(262)
Cash cost, after by-product credits	25,011	26,694	105,974	59,455
Divided by gold ounces produced	39,385	32,386	128,244	62,532
Cash cost, before by-product credits, per gold ounce	$638.44	$827.70	$829.97	$954.98
By-product credits per gold ounce	$(3.40)	$(3.46)	$(3.62)	$(4.19)
Cash cost, after by-product credits, per gold ounce	$635.04	$824.24	$826.35	$950.79
Reconciliation to GAAP:
Cash cost, after by-product credits	$25,011	$26,694	$105,974	$59,455
Depreciation, depletion and amortization	11,562	11,436	38,198	18,030
Treatment costs	(227)	(143)	(564)	(268)
By-product credits	134	112	464	262
Change in product inventory	414	(723)	3,151	(3,766)
Reclamation and other costs	199	60	820	142
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$37,093	$37,436	$148,043	$73,855

	Total, All Locations
	Three Months Ended		Twelve Months Ended
In thousands	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation to GAAP:
Cash cost, after by-product credits	$39,690	$44,906	$159,162	$120,419
Depreciation, depletion and amortization	30,792	27,904	111,134	81,128
Treatment costs	(21,520)	(20,912)	(83,203)	(77,092)
By-product credits	55,644	51,573	224,118	193,758
Change in product inventory	(5,204)	(4,809)	1,502	(4,012)
Reclamation and other costs	375	786	2,867	2,242
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$99,777	$99,448	$415,580	$316,443

(1)	Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.
(2)	Production was temporarily suspended at the Lucky Friday unit during 2012 as work was performed to rehabilitate the Silver Shaft, the primary access from surface to the underground workings at the Lucky Friday mine. During 2013 we experienced a ramp up period of production effect costs and production.
(3)	On June 1, 2013, we completed the acquisition of Aurizon Mines Ltd., which gave us 100% ownership of the Casa Berardi mine in Quebec, Canada. The information presented reflects our ownership of Casa Berardi commencing as of that date. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

HECLA MINING COMPANY
Reconciliation of Net Income (Loss) Applicable to Common Stockholders (GAAP) to Adjusted Net Income (Loss)(1)
(dollars and ounces in thousands, except per share amounts - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss) applicable to common stockholders (GAAP)	$16,767	$(3,046)	$17,272	$(25,682)
Adjusting items:
(Gains)/losses on derivatives contracts	(11,694)	5,537	(9,134)	(17,979)
Environmental accruals	5,640	(516)	6,623	(186)
Provisional price (gains)/losses	213	900	2,277	16,955
Lucky Friday suspension-related costs	—	—	—	(1,401)
Aurizon acquisition costs	—	29	—	26,397
Aurizon inventory fair value adjustment	—	—	—	550
Foreign exchange (gain) loss	(5,484)	(4,043)	(11,535)	(2,959)
Income tax effect of above adjustments	2,336	(725)	94	(8,123)
Adjusted net income (loss) applicable to common stockholders	$7,778	$(1,864)	$5,597	$(12,428)
Weighted average shares - basic	367,219	342,649	353,442	318,679
Weighted average shares - diluted	367,653	342,649	357,435	318,679
Basic adjusted net income (loss) per common share	$0.02	$(0.01)	$0.02	$(0.04)
Diluted adjusted net income (loss) per common share	$0.02	$(0.01)	$0.02	$(0.04)

(1)	Adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share are non-GAAP measures which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

HECLA MINING COMPANY
Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA
(dollars and ounces in thousands, except per share amounts - unaudited)

This release refers to a non-GAAP measure of Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision (benefit), depreciation, depletion, and amortization expense, exploration expense, pre-development expense, Aurizon acquisition costs, Lucky Friday suspension-related costs, interest and other income (expense), gains and losses on derivative contracts, provisional price gains and losses, provisions for closed operations expense, stock-based compensation, and unrealized losses on investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income (loss) to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Net income (loss)	$16,905	$(2,908)	$17,824	$(25,130)

Plus: Interest expense, net of amount capitalized	6,468	7,183	26,775	21,689
Plus/(Less): Income taxes	(4,178)	(7,873)	(5,240)	(9,795)
Plus: Depreciation, depletion and amortization	30,792	27,903	111,134	81,127
Plus: Exploration expense	4,612	4,991	17,698	23,502
Plus: Pre-development expense	722	1,401	1,969	14,148
Plus: Aurizon acquisition costs	—	29	—	26,397
Plus: Aurizon product inventory fair value adjustment	—	—	—	550
Plus/(Less): Lucky Friday suspension-related costs (income)	—	—	—	(1,401)
Plus/(Less): Foreign exchange (gain) loss	(5,484)	(4,043)	(11,535)	(2,959)
Less: Gains on derivative contracts	(11,694)	5,537	(9,134)	(17,979)
Plus/(Less): Provisional price (gains)/losses	213	900	2,277	16,955

Plus: Provision for closed operations and environmental matters	6,569	87	10,215	1,788
Plus: Stock-based compensation	1,138	1,209	9,494	4,574
Plus: Unrealized losses on investments	474	2,639	3,224	2,639
Plus/(Less): Other	(78)	165	(286)	(859)
Adjusted EBITDA	$46,459	$37,220	$174,415	$135,246

Reserves and Resources - 12/31/2014

Proven Reserves
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (a)	4.7	15.7	0.10	3.7	9.2	74	0.5	180	440
Lucky Friday (a)	3,840	13.7	-	8.3	2.6	52,556	-	318,610	98,230
Casa Berardi (1)	1,606	-	0.15	-	-	-	237	-	-
Total	5,450					52,630	238	318,790	98,670

Probable Reserves
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (a)	7,691	12.2	0.10	3.1	8.3	93,947	738	240,670	639,490
Lucky Friday (a)	2,043	12.9	-	7.4	2.2	26,346	-	151,590	44,910
Casa Berardi (1)	7,806	-	0.14	-	-	-	1,100	-	-
Total	17,540					120,293	1,838	392,260	684,400

Proven and Probable Reserves
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek	7,696	12.2	0.10	3.1	8.3	94,021	739	240,850	639,930
Lucky Friday	5,883	13.4	-	8.0	2.4	78,902	-	470,200	143,140
Casa Berardi	9,412	-	0.14	-	-	-	1,337	-	-
Total	22,990					172,923	2,076	711,050	783,070

Measured Resources
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (b)	-	-	-	-	-	-	-	-	-
Lucky Friday (2)(b)	14,433	5.7	-	3.9	2.2	81,716	-	555,960	316,560
Casa Berardi (3)	1,838	-	0.18	-	-	-	330	-	-
Heva (4)	5,480	-	0.06	-	-	-	304	-	-
Hosco (4)	33,070	-	0.04	-	-	-	1,296	-	-
San Sebastian (5)(b)	-	-	-	-	-	-	-	-	-
Rio Grande Silver (6)(b)	-	-	-	-	-	-	-	-	-
Star (7)(a)	-	-	-	-	-	-	-	-	-
Total	54,821					81,716	1,930	555,960	316,560

Indicated Resources
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (b)	823	11.0	0.12	3.5	8.0	9,062	102	28,720	66,170
Lucky Friday (2)(b)	7,674	5.6	-	3.9	2.1	43,307	-	299,560	163,250
Casa Berardi (3)	9,552	-	0.11	-	-	-	1,016	-	-
Heva (4)	5,570	-	0.07	-	-	-	369	-	-
Hosco (4)	31,620	-	0.04	-	-	-	1,151	-	-
San Sebastian (5)(b)	2,417	8.2	0.07	-	-	19,838	171	14,570	18,980
Rio Grande Silver (6)	516	14.8	-	2.1	1.1	7,620	-	10,760	5,820
Star (7)(b)	1,074	3.0	-	6.4	7.6	3,221	-	68,700	81,200
Total	59,246					83,048	2,808	422,310	335,420

Measured & Indicated Resources
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (b)	823	11.0	0.12	3.5	8.0	9,062	102	28,720	66,170
Lucky Friday (2)(b)	22,107	5.7	-	3.9	2.2	125,023	-	855,520	479,810
Casa Berardi (3)	11,391	-	0.12	-	-	-	1,346	-	-
Heva (4)	11,050	-	0.06	-	-	-	672	-	-
Hosco (4)	64,690	-	0.04	-	-	-	2,447	-	-
San Sebastian (5)(b)	2,417	8.2	0.07	-	-	19,838	171	14,570	18,980
Rio Grande Silver (6)	516	14.8	-	2.1	1.1	7,620	-	10,760	5,820
Star (7)(b)	1,074	3.0	-	6.4	7.6	3,221	-	68,700	81,200
Total	114,067					164,764	4,738	978,270	651,980

Inferred Resources
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (b)	3,452	13.6	0.09	2.8	6.6	46,881	315	97,180	229,240
Lucky Friday (8)(b)	5,359	7.7	-	5.4	1.8	41,152	-	289,420	98,890
Casa Berardi (3)	3,710	-	0.16	-	-	-	604	-	-
Heva (4)	4,210	-	0.08	-	-	-	350	-	-
Hosco (4)	7,650	-	0.04	-	-	-	314	-	-
San Sebastian (9) (b)	3,721	4.2	0.03	-	-	15,744	129	22,550	32,070
Rio Grande Silver (10)	3,078	10.7	0.01	1.3	1.1	33,097	36	40,990	34,980
Star (11)(b)	2,957	3.1	-	5.9	5.6	9,128	-	173,500	166,100
Monte Cristo (12)	913	0.3	0.14	-	-	271	131	-	-
Total	35,051					146,273	1,879	623,640	561,280

Note: All estimates are in-situ except for the proven reserve at Greens Creek which is in a surface stockpile. Resources are exclusive of reserves.

(a) Mineral reserves are based on $1,225 gold, $17.25 silver, $0.95 lead, and $0.90 zinc, unless otherwise stated.
(b) Mineral resources are based on $1,300 gold, $20 silver, $0.95 lead, $0.90 zinc and $3.00 copper, unless otherwise stated.
(1) Mineral reserves are based on $1,225 gold and a US$/CAN$ exchange rate of 1:1.1 Reserve diluted to an average of 23.7% to minimum width of 3 meters.
Open pit mineral reserves of the East Mine were estimated in August 2013 based on $1,300 gold and a US$/CAN$ exchange rate of 1:1. Reserve diluted to 20%.
Open pit mineral reserves of the Principal Mine were estimated in February 2011 based on $950 gold and a US$/CAN$ exchange rate of 1:1. Reserve diluted to 10%.
(2) Measured and indicated resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(3) Measured, indicated and inferred resources are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1.1. Underground resources are reported at a minimum mining width of 2 to 3 meters.
Open pit mineral resources of the Principal Mine were estimated based on $950 gold and a US$/CAN$ exchange rate of 1:1.
Open pit mineral resources of the 160 Zone were based on $1,250 gold and a US$/CAN$ exchange rate of 1:1. Resources diluted to 12%.

(4) Measured, indicated and inferred resources are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1. The resources are in-situ without dilution and material loss. Resource model completed in 2011.

(5) Indicated resources reported at a minimum mining width of 2.0 meters for Hugh Zone and 1.5 meters for Andrea Vein, Middle Vein, and North Vein. East Francine resources reported at actual vein width.

San Sebastian Hugh Zone also contains 8,400 tons of copper at 1.7% Cu within 492,700 tons of indicated resource.
(6) Indicated resources reported at a minimum mining width of 6.0 feet for Bulldog; resources based on $26.5 Ag, $0.85 Pb, and $0.85 Zn.
(7) Indicated resources reported at a minimum mining width of 4.3 feet.
(8) Inferred resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(9) Inferred resources reported at a minimum mining width of 2.0 meters for Hugh Zone and 1.5 meters for Andrea Vein, Middle Vein, and North Vein. East Francine resources reported at actual vein width.
San Sebastian Hugh Zone also contains 18,860 tons of copper at 1.5% within 1,255,100 tons of inferred resource.
(10) Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog, 5.0 feet for Equity & North Amethyst veins; resources based on $1,400 Au, $26.5 Ag, $0.85 Pb, and $0.85 Zn.
(11) Inferred resources reported at a minimum mining width of 4.3 feet.
(12) Inferred resource reported at a minimum mining width of 5.0 feet; resources based on $1,400 Au, $26.5 Ag.

* Totals may not represent the sum of parts due to rounding.

CONTACT:
Hecla Mining Company
Mike Westerlund, 1-800-HECLA91 (1-800-432-5291)
Vice President – Investor Relations
hmc-info@hecla-mining.com
www.hecla-mining.com